UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2020

MoneyGram International, Inc.
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(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2828 N. Harwood Street, 15th Floor Dallas, Texas		75201
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (214) 999-7552

Not applicable
(Former name or former address, if changed since last report)
__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	MGI	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed, MoneyGram International, Inc., a Delaware corporation (the “Company”) as Borrower, is a party to that certain Second Amended and Restated Credit Agreement (the “First Lien Credit Agreement”) with Bank of America, N.A., as administrative agent, the financial institutions party thereto as lenders and the other agents party thereto. The First Lien Credit Agreement provides for a senior secured three-year revolving credit facility that may be used for revolving credit loans, swingline loans and letters of credit up to an aggregate principal amount of $35 million, which matures September 30, 2022 (the “First Lien Revolving Credit Facility”). The material terms of the First Lien Credit Agreement are described in the Form 8-K filed by the Company with the SEC on June 26, 2019, which description is incorporated herein by reference.
On March 20, 2020, the Company provided notice to the Revolving Lenders to borrow the maximum available capacity under the Revolving Credit Facility of $23 million as a Eurodollar Advance as a proactive measure to increase the Company’s cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 pandemic. The Company previously had no Revolving Loans outstanding. On March 20, 2020, no more than $23 million was available to borrow as a Revolving Loan under the First Lien Revolving Credit Facility. The First Lien Credit Agreement provides that the amount available for Revolving Loans is limited to an amount no greater than (i) $130 million, minus (ii) the amount set forth on the line item entitled “Cash and cash equivalents” on the Company’s balance sheet as of the last day of the most recent calendar month, subject to a maximum available First Lien Revolving Credit Facility amount no greater than $35 million at any time. The Company’s “Cash and cash equivalents” line item on its February month-end balance sheet was $106.5 million, which allowed for $23 million of Revolving Loan borrowing availability. If the Company’s “Cash and cash equivalents” balance sheet line item as of the last day of any calendar month is greater than $130 million, then the Company will be required to make a mandatory prepayment of any Revolving Loan balance up to the extent of such excess.
In accordance with the terms of the Revolving Credit Facility, the proceeds from this Revolving Loan may in the future be used for working capital, general corporate, or other purposes permitted thereunder. On March 26, 2020, the Company received the proceeds from this Revolving Loan.
The current interest rate for this $23 million Eurodollar Advance Revolving Loan will be the one-month London Interbank Offered Rate (“LIBOR”) plus an Applicable Margin equal to either 6.00% or 5.75% per annum depending on the Company’s First Lien Leverage Ratio. The current Applicable Margin is 6.00%. The LIBOR rate for the First Lien Revolving Credit Facility will always be deemed to be not less than 0.00%.
Capitalized terms not defined in this Form 8-K have the meanings given such terms in the First Lien Credit Agreement.
Forward-Looking Statements
Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in MoneyGram’s SEC filings. MoneyGram’s SEC filings may be obtained by contacting MoneyGram, through MoneyGram’s web site at ir.moneygram.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at http://www.sec.gov. MoneyGram undertakes no obligation to publicly update or revise any forward-looking statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Robert L.Villaseñor
Name:	Robert L.Villaseñor
Title:	General Counsel and Corporate Secretary
Date:    March 27, 2020